Applied Nanotech Holdings, Inc and NanoHoldings Inc.

complete combination to create PEN Inc.

New company to focus on commercialization of

advanced nanotechnology-enabled products

Scott Rickert is Chairman and CEO

Deerfield Beach, FL – September 2, 2014 – PEN Inc. (OTCQB: APNT) (PEN) today confirmed the closing of the previously announced combination of Applied Nanotech Holdings, Inc. (Applied Nanotech) and NanoHoldings, Inc., the parent company of Nanofilm, Ltd. (Nanofilm), to form the new publicly traded company. Scott Rickert, the CEO of Nanofilm, is now the CEO and Chairman of the Board of Directors of PEN.

PEN creates one of the country’s leading companies focused on developing and commercializing advanced-performance products enabled by nanotechnology. The new company unites staff and resources in nanotechnology research and development and experience in specialty product commercialization.

Nanofilm Ltd, and Applied Nanotech will continue as wholly owned subsidiaries of PEN. The company has applied to trade under a new symbol. Until it is approved, the stock will continue to trade on the OTCQB under the symbol APNT.

“My vision for PEN is to harness the vast potential of nanotechnology to create innovative, breakthrough products for a global marketplace,” said Scott Rickert. “In PEN, there’s both R&D expertise and commercialization experience to drive the growth strategy.” PEN will focus product efforts in three areas: safety, health and sustainability. “PEN will be tackling big problems that require the solutions nanotechnology makes possible,” noted Rickert.

Dr. Rickert added, “The PEN I envision will have the human capital, the scientific knowledge and the financial resources to match our ambitious goals. I know everyone on the team is ready to move forward, excited to begin a new era focused on nanotechnology-enabled performance products and company growth.”

PEN also announced a newly constituted board of directors. In addition to Dr. Rickert, new directors are Jeanne Rickert, Douglas Holmes, and James Sharp. Robert Ronstadt, Howard Westerman and Ronald Berman, who were members of the Applied Nanotech board, will remain as directors of PEN.

The new company will be headquartered in Deerfield Beach, Florida. Applied Nanotech operations will continue in Austin, Texas, and Nanofilm operations will remain in Valley View, Ohio.

About PEN Inc. (OTCQB: APNT)

PEN Inc. (APNT) is a global leader in developing, commercializing and marketing enhanced-performance products enabled by nanotechnology. The company focuses on innovative and advanced product solutions in safety, health and sustainability. For more information about PEN Inc, visit www.pen-technology.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2013, and in reports subsequently filed by us with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Contact Information:

Lynn Lilly

Director of Communication

PEN Inc.

llilly@pen-technology.com

(844)2PEN INC x705